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                                                                    EXHIBIT 10.1


                           TAX SEPARATION AGREEMENT

                                    between

                              Pitney Bowes Inc.,
                              on behalf of itself
                                and the members
                           of the Pitney Bowes Group

                                      and

                      Pitney Bowes Office Systems, Inc.,
                              on behalf of itself
                                and the members
                   of the Pitney Bowes Office Systems Group
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                            TAX SEPARATION AGREEMENT


     This Tax Separation Agreement (the "Agreement") is entered into as of the ___ day of August, 2001 between Pitney Bowes Inc. ("PBI"), a Delaware corporation, on behalf of itself and the members of PBI Group, and Pitney Bowes Office Systems, Inc. ("Office Systems"), a Delaware corporation, on behalf of itself and the members of Office Systems Group.

                              W I T N E S S E T H:

     WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of Office Systems Group, as defined below, will file certain tax returns on a stand-alone basis as well as on an affiliated, consolidated, combined, unitary, fiscal unit or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code") with certain members of PBI Group, as defined below, for taxable periods beginning prior to the Distribution, as defined below;

     WHEREAS, PBI and Office Systems intend that PBI distribute to its shareholders all of the Office Systems common stock held by PBI (the "Distribution");

     WHEREAS, PBI has received a private letter ruling from the Internal Revenue Service confirming the qualification of the Distribution as tax-free to PBI and its shareholders, which, together with the underlying Ruling Request, as defined below, has been provided to, and reviewed by, Office Systems;

     WHEREAS, PBI and Office Systems desire to set forth their agreement on the rights and obligations of PBI, Office Systems and the members of PBI Group and Office Systems Group, respectively, with respect to the handling and allocation of federal, state, local and foreign taxes incurred in taxable periods beginning prior to the Distribution Date, as defined below, and various other tax matters;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1.   Definitions.

     (a)  As used in this Agreement:

     "2001 Short Year" shall mean the short taxable year beginning on the first day of Office Systems' first taxable period in 2001 and ending on the Distribution Date.
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     "After-Tax Amount" shall mean an additional amount necessary to reflect the hypothetical tax consequences of the receipt or accrual of any payment that is treated as income of the recipient of such payment, using the maximum statutory tax rate (or tax rates, in the case of an item that affects more than one tax) applicable to the recipient of such payment for the relevant year. The After-Tax Amount shall reflect, for example, the effect of the deductions available for interest paid or accrued and for taxes such as state and local income taxes.

     "Combined Income Tax" shall mean, with respect to each state, local or foreign taxing jurisdiction, any income, franchise or similar tax (together with any related interest or penalty) payable to such state, local or foreign taxing jurisdiction in which a member of Office Systems Group files tax returns with a member of PBI Group, on a consolidated, combined or unitary basis.

     "Distribution Agreement" shall mean the Distribution Agreement between Pitney Bowes Inc. and Pitney Bowes Office Systems, Inc. dated as of August __, 2001.

     "Distribution Date" shall mean the date on which the Distribution is effected.

     "Federal Tax" shall mean any tax imposed under Subtitle A of the Code and any related interest or penalty imposed under Subtitle F of the Code.

     "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by PBI with respect to any item disallowed or adjusted by any taxing authority where PBI determines in good faith that no action should be taken to recoup such payment.

     "Income Tax" shall mean Federal Tax, Combined Income Tax and Separate Income Tax.

     "IRS" shall mean the Internal Revenue Service.

     "Non-Income Taxes" shall mean all taxes, levies, charges or fees including, without limitation, gross receipts, transfer, excise, property, sales, use, value-added, goods and services, license, payroll, withholding, social security or other governmental taxes or charges (including any interest, penalties or additional taxes attributable thereto), imposed by the United States or any state, county, local or foreign government, but excluding any Income Taxes.

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     "Office Systems 2001 Federal Tax Liability" shall mean the Federal Tax liability of the Office Systems Group for the 2001 Short Year computed as if the Office Systems Group were not and never were part of any consolidated group, provided, however, that transactions with members of PBI Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that the Distribution will trigger any deferred amounts or similar items. The Office Systems 2001 Federal Tax Liability shall be determined (i) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of PBI Group that is not a member of Office Systems Group, (ii) as though the highest rate of tax specified in subsection (b) of Section 11 of the Code (or any other similar rates applicable to specific types of income) were the only rates set forth in that subsection, and with other similar adjustments as described in Section 1561 of the Code,
(iii) reflecting the positions, elections and accounting methods used by PBI in preparing the consolidated federal income tax return for PBI Consolidated Group, and (iv) by not permitting Office Systems Group any compensation deductions arising in respect of any exercise of options on PBI stock by, or the issuance or vesting of PBI restricted stock to, any employee of Office Systems Group.

     "Office Systems Group" shall mean, at any time, Office Systems and each of its direct or indirect corporate subsidiaries.

     "Office Systems Tax Liability" shall mean, with respect to any taxable year that includes any date in 2001 and any jurisdiction, the sum of (i) Office Systems 2001 Federal Tax Liability and (ii) the amount of Combined Income Taxes plus the amount of Separate Income Taxes determined in accordance with the principles set forth in the definition of Office Systems 2001 Federal Tax Liability.

     "Office Systems UK" shall mean Pitney Bowes Office Systems Limited, a wholly owned direct subsidiary of Office Systems incorporated in the United Kingdom and that will purchase certain assets from Pitney Bowes Limited under the Agreement for the Sale and Purchase of the Office Systems Division of Pitney Bowes Limited.

     "PBI Consolidated Group" shall mean PBI and each direct and indirect corporate subsidiary, including a member of Office Systems Group, that is eligible to join with PBI or a member of the PBI Group in the filing of (i) for Federal Tax purposes, a consolidated federal income tax return, and (ii) for Combined Income Tax purposes, a Combined Income Tax Return.

     "PBI Group" shall mean, at any time, PBI and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of Office Systems Group.

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     "Post-Distribution Tax Period" means (i) any tax period beginning after the
Distribution Date and (ii) with respect to a tax period that begins on or before and ends after the Distribution Date, the portion of the tax period that commences on the day immediately after the Distribution Date.

     "Pre-Distribution Tax Period" means (i) any tax period ending before or on the Distribution Date and (ii) with respect to a period that begins before and ends after the Distribution Date, the portion of the tax period ending on and including the Distribution Date.

     "Prime" shall mean, the rate announced from time to time as "prime" as reported in the Wall Street Journal's Money Rates table as the prime rate with respect to the applicable currency.

     "Return" shall mean any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority.

     "Ruling Request" shall mean the request for rulings under Sections 355 and 368(a)(1)(D) of the Code filed by PBI with the Internal Revenue Service on December 19, 2000, together with all supplemental materials subsequently filed with the IRS in connection therewith.

     "Separate Income Tax" shall mean, with respect to each state, local or foreign taxing jurisdiction, any income, franchise or similar tax (together with any related interest or penalty) payable to such state, local or foreign taxing jurisdiction in which a member of Office Systems Group files a separate tax return.

     "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, deduction or any loss, credit or tax attribute that could be carried forward or back to reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

     "Tax Benefit" shall mean an amount derived with respect to a Tax Asset that is equal to the excess of (A) the amount of Federal Taxes, or Combined Income Taxes, as the case may be, that would have been payable by the recipient of the Tax Benefit without the use a Tax Asset (including, but not limited to, a carryback, carryforward, or reattribution of the Tax Asset), over (B) the amount of Federal Taxes or Combined Income Taxes, as the case may be, actually payable by such recipient. In the case of a tax refund arising out the use of a Tax Asset, the Tax Benefit shall be equal to the amount of the refund that was actually received over the amount of the refund that would have been received in the absence of such Tax Asset.

     "Tax Packages" shall mean one or more packages of information that are (i) reasonably necessary for the purpose of preparing tax Returns of PBI

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Consolidated Group with respect to any tax period in which the information is relevant, and (ii) completed in all material respects in accordance with the standards that PBI has established for its subsidiaries.

     "Tax Proceeding" shall mean any tax audit, dispute or proceeding (whether administrative or judicial).

     (b) Any term used in this Agreement that is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations promulgated thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of applicable law.

     2.  Administrative and Compliance Matters.

     (a) Sole Tax Sharing Agreement. Any and all existing tax sharing agreements or arrangements, written or unwritten, between any member of PBI Group and any member of Office Systems Group shall be terminated as of the date of this Agreement. As of the date of this Agreement, neither the members of Office Systems Group nor the members of PBI Group shall have any further rights or liabilities under any such preexisting tax sharing agreements, and this Agreement shall be the sole tax sharing agreement between the members of Office Systems Group and the members of PBI Group.

     (b) Designation of Agent. Office Systems and each member of Office Systems Group hereby irrevocably authorizes and designates PBI as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or any claim for refund (even where an item or Tax Asset giving rise to an amended Return or refund claim arises in a Post-Distribution Tax Period), credit or offset of tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any taxing authority, in each case relating only to any Pre-Distribution Tax Period.

     (c) Pre-Distribution Tax Period Returns.

         (i) Preparation of Income Tax Returns. PBI will prepare and file, with the assistance of Office Systems Group, all Returns of PBI Consolidated Group and all Separate Income Tax Returns of any member of that group for all Pre-Distribution Tax Periods. PBI shall have the right with respect to such Returns to determine (A) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (B) whether any extensions should be requested, and (C) the elections that will be made by any member of PBI Group or Office Systems Group; provided, however, that PBI will consult with Office Systems regarding the manner in which items

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related to Office Systems Group will be reflected in such returns and will undertake in good faith to prepare such Returns in a manner that PBI determines may be substantively beneficial to the Office Systems Group for any Post-Distribution Tax Period, but only to the extent that such manner of preparing Returns has no adverse impact on PBI.

          (ii) Audits and Refunds. With respect to all Returns of PBI Consolidated Group and all Separate Income Tax Returns of any member of that group for all Pre-Distribution Tax Periods, except as otherwise provided in
Section 8, PBI shall have the right to (A) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any such return, (B) file, prosecute, compromise or settle any claim for refund, and (C) determine whether any refunds to which any member of PBI Group may be entitled shall be received by way of refund or credit against tax liability.

          (iii) Delivery of Tax Packages. No later than 60 days after the Distribution Date, Office Systems shall prepare and deliver to PBI Tax Packages that include information of Office Systems Group for the Pre-Distribution Tax Period.

     (d) Allocation. Immediately after the Distribution, PBI and the Office Systems Group will close their books utilizing a "cut off" method and the provisions of 1.1502-76(b)(1)(ii)(A), End of Day Rule, shall be applied to the 2001 Short Year.

     (e) Non-Income Tax Returns and Post-Distribution Tax Period Income Tax Returns of Office Systems Group. Office Systems shall be solely responsible for the preparation and filing of (i) Income Tax Returns of Office Systems Group for all Post-Distribution Tax Periods and (ii) the Returns of Office Systems Group for Non-Income Taxes for any tax period.

     (f) 2001 Short-Year State, Local and Foreign Returns. PBI and Office Systems agree that Combined Income Tax Returns and Separate Income Tax Returns filed for tax periods that begin prior to the Distribution Date will reflect a short taxable year for Office Systems ending on the Distribution Date in any state, local or foreign taxing jurisdiction in which such tax year is allowed by administrative practice, whether or not required by law.

     3.  Tax Sharing.

     (a) General. For each Taxable period during which income, profits, gains, net worth, receipts, sales, loss or credit against tax of at least one member of each of the PBI Group and Office Systems Groups are includible in a Return of PBI Consolidated Group, (i) no later than 45 days after the Distribution Date the Office Systems Group shall pay to the PBI Group an amount equal to the Office Systems Tax Liability for such Taxable period, if any, and (ii) at the time the PBI Group realizes any such benefit, the PBI Group shall pay to the Office Systems

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Group the Tax Benefit received by PBI Consolidated Group from the use of any net operating loss of Office Systems Group arising in such period.

     (b) True-Up When Return Filed. At the time PBI files PBI Consolidated Group's consolidated Federal Tax Returns for the calendar year ended December 31, 2001, PBI shall deliver to Office Systems a copy of the portion of such returns relating to Office Systems together with a statement setting forth the difference between (A) Office Systems 2001 Federal Tax Liability and (B) the aggregate amount of payments with respect to the Office Systems 2001 Federal Tax Liability made by Office Systems to PBI prior to that time. At the time PBI files any Combined Income Tax Return and any Separate Income Tax Return prepared by PBI in accordance with Section 2(c) that include any member of Office Systems Group, PBI shall deliver a copy of such Return to Office Systems, together with a statement setting forth the difference between (C) the Office Systems Tax Liability for such Return and (D) the aggregate amount of payments with respect to the Office Systems Tax Liability for such Return made by Office Systems to PBI prior to that time. Any amount shown as payable on any statement described in this Section 3(b) shall be paid pursuant to Section 9.

     (c)  Carrybacks From Post-Distribution Years.

          (i) Office Systems agrees not to carry back any Tax Asset of Office Systems Group from a Post-Distribution Tax Period without the advance written consent of PBI, which shall not be unreasonably withheld. If PBI consents to such carryback, PBI agrees to pay to Office Systems the Tax Benefit received by PBI Consolidated Group from the use in any Pre-Distribution Tax Period of a carryback of any Tax Asset of Office Systems Group from a Post-Distribution Tax Period.

          (ii) If, subsequent to the payment by PBI Group to Office Systems Group of any amount, there is (A) a Final Determination that results in a disallowance or a reduction of the Tax Asset so carried back or (B) a reduction in the amount of the benefit realized by PBI Consolidated Group from such Tax Asset as a result of a Final Determination or the use by PBI Consolidated Group of a Tax Asset of PBI Group, Office Systems Group shall repay to PBI, within 30 days of such event described in (A) or (B) (an "Event"), any amount which would not have been payable to Office Systems Group pursuant to the subparagraph 3(c)(i) had the amount of the benefit been determined in light of such Event.
In addition, Office Systems Group shall hold each member of PBI Group harmless from any penalty or interest payable by any member of PBI Group as a result of any such Event. Any such amount shall be paid by Office Systems Group within 30 days of the payment by PBI Group of any such interest or penalty. Nothing in this Section 3(c) shall require PBI to file a claim for refund of Federal Taxes or Combined Income Taxes that PBI, in its sole discretion, has determined is not more likely than not to succeed. Provisions of this subparagraph 3(c)(ii) shall be carried out consistently with provisions of Sections 7, 9 and 11.

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     (d)   Audit Payments.

          (i) Responsibility for Payment.  Except as provided in paragraph
(d)(ii) below or in Section 8, PBI shall be responsible for any payment due to any taxing authority as a result of an audit adjustment to any Income Tax Return which relates solely to a Pre-Distribution Tax Period. Office Systems shall be responsible for any payment due to any taxing authority as a result of an adjustment to any Return of Office Systems Group which relates solely to a Post-Distribution Tax Period. In the case of any adjustment not covered in the preceding sentence, PBI shall determine the amount to be paid by each party in a manner consistent with the principles of this Agreement and with past practice.

          (ii) Timing Differences. To the extent that any audit adjustment of an Income Tax Return relating to a Pre-Distribution Tax Period is attributable to timing differences attributable to Office Systems, PBI shall pay to Office Systems, or Office Systems shall pay to PBI, as appropriate, an amount reflecting the timing differences. In the case of Federal Tax Return, this amount shall be equal to the actual amount of the adjustment to PBI's tax liability which is attributable to the timing differences as determined by PBI with the consent of Office Systems, which consent may not be unreasonably withheld. In the case of Combined Income Tax Return or Separate Income Tax Return, the amount shall be equal to the difference between the tax actually due on the adjusted Return and the amount that would have been due on the adjusted Return had Office Systems not been included as a member of PBI Consolidated Group.

     4.  Certain Representations and Covenants.

     (a) (i) Office Systems Representations. Office Systems and each member of Office Systems Group represent as of the date hereof, and covenant that on the Distribution Date, there is no plan or intention (A) to liquidate Office Systems or to merge or consolidate Office Systems, or any member of Office Systems Group with any other person subsequent to the Distribution, (B) to sell or otherwise dispose of any asset of Office Systems or any member of Office Systems Group subsequent to the Distribution, except in the ordinary course of business, (C) to take any action inconsistent with the information and representations furnished to the Internal Revenue Service in connection with the Ruling Request or (D) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Office Systems stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code.

          (ii) PBI Representations. PBI represents as of the date hereof, and covenants that on the Distribution Date, there is no plan or intention to take any

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action inconsistent with the information and representations furnished to the Internal Revenue Service in connection with the Ruling Request.

          (iii) Office Systems and PBI Representations. Each of Office Systems, PBI and the members of Office Systems Group, respectively, represent as of the date hereof, and covenant that on the Distribution Date, neither Office Systems, PBI nor the members of Office Systems Group, respectively (as applicable), is aware of any present plan or intention by the current shareholders of PBI to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, PBI or Office Systems subsequent to the Distribution, other than pursuant to open market transactions.

     (b) Office Systems Covenants. Office Systems covenants to PBI that, except as provided in paragraph (c) below, during the two-year period following the Distribution Date:

          (i) neither Office Systems nor any member of Office Systems Group will liquidate, merge or consolidate with any other person;

          (ii) Office Systems will not sell, exchange, distribute or otherwise dispose of its assets or those of any member of Office Systems Group, except in the ordinary course of business;

          (iii) Office Systems will continue the active conduct of the historic business that was conducted by Office Systems throughout the five year period prior to the Distribution;

          (iv) Office Systems will not, nor will it permit any member of Office Systems Group, to take any action inconsistent with the information and representations furnished to the Internal Revenue Service in connection with the Ruling Request;

          (v) Office Systems will not repurchase stock of Office Systems in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the Ruling Request and

          (vi) Office Systems will not enter into any transaction or make any change in equity structure (including stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or acquisitions, but not including the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Office Systems stock representing a "50-percent or greater interest" within the meaning of Section 355(d)(4) of the Code.

     Further, Office Systems covenants to PBI that:

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          (vii) it will not, nor will it permit any member of Office Systems
Group, to make or change any tax accounting method, change its taxable year, amend any tax Return or take any tax position on any Return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of PBI Consolidated Group or any member thereof in respect of any Pre-Distribution Tax Period;

          (viii) it will file federal consolidated returns, to the extent applicable, with its subsidiaries for the tax period that begins immediately after the Distribution Date, and

          (ix) it will execute all necessary forms, including powers of attorney, requested by PBI in connection with exercise of PBI's rights and responsibilities under this Agreement, including those described in Section 2(b).

     (c) Exceptions. Notwithstanding the foregoing, Office Systems and the members of Office Systems Group may take actions inconsistent with the covenants contained in Section 4(b)(i) through (vi) above, if:

          (i) Office Systems notifies PBI of its proposal to take such action and Office Systems and PBI obtain a ruling from the IRS to the effect that such actions will not result in the Distribution being taxable to PBI or its shareholders, provided that Office Systems agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further, that Office Systems shall not be relieved of any liability under Section 5 of this Agreement by reason of seeking or having obtained such a ruling; or

          (ii) Office Systems notifies PBI of its proposal to take such action and obtains an opinion of counsel recognized as an expert in federal income tax matters and acceptable to PBI to the same effect as in subparagraph 4(c)(i), provided that such opinion is acceptable to PBI in its sole discretion.

     (d)  Deductions and Certain Taxes Related to Options.

     PBI shall file Returns claiming (i) the tax deductions attributable to the exercise of options to purchase stock of PBI or the vesting of PBI restricted stock that are held by employees or former employees of Office Systems Group or
(ii) any other similar stock-based compensation-related tax deductions. The Returns of PBI Group and Office Systems Group shall reflect the entitlement of PBI Group to such deductions. To the extent such deductions are disallowed because a taxing authority determines that Office Systems Group should have claimed such deductions, as consideration for PBI's issuance of shares of its stock as a result of the exercise described in clause (i) of the preceding sentence, Office Systems Group shall in good faith and to the extent permitted by law, file all applicable returns or claims for refund claiming such deductions and pay to PBI Group an amount equal to the Tax Benefit if any, actually received by Office Systems with respect to the applicable returns or claims for refund.

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Notwithstanding the foregoing, Office Systems Group shall not be required to pay to PBI Group any amount with respect to deductions attributable to a year for which, at the time PBI notifies Office Systems of its claim pursuant to this
Section 4(d), the applicable statute of limitations has run or which is otherwise closed. Upon the exercise of any option or the vesting of any restricted stock described in clause (i), or the occurrence of any other event that would result in a compensation-related tax deduction, as the case may be, PBI shall prepare and file all applicable Returns and pay the applicable tax liability under the Federal Insurance Contributions Act, the Federal
Unemployment Tax Act or any state employment tax law in connection with such event.

     5.  Indemnities.

     (a) Office Systems Indemnity. Office Systems and each member of Office Systems Group will jointly and severally indemnify PBI and the members of PBI Group against and hold them harmless from:

          (i) any liability or damage resulting from a breach by Office Systems or any member of Office Systems Group of any representation or covenant made by Office Systems herein,

          (ii) any tax liability resulting from the Distribution and attributable to any action of Office Systems or any member of Office Systems Group, without regard to whether PBI or any agent or officer of PBI has consented to such action, and

          (iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in (i) or (ii) of this Section 5(a), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

          (b) PBI Indemnity. PBI will indemnify Office Systems and the members of Office Systems Group against and hold them harmless from:

          (i) any tax liability of PBI Group and any tax liability resulting from the Distribution, other than any such liabilities described in Section 5(a),

          (ii) any liability or damage resulting from a breach by PBI or any member of PBI Group of any representation or covenant made by PBI herein, and

          (iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax liability or damage described in

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paragraphs (i) and (ii) of this Section 5(b), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such tax, liability or damage.

     (d) Tax Benefits. If an indemnification obligation of any member of PBI Group or any member of Office Systems Group, as the case may be, under this
Section 5 with respect to PBI Consolidated Group arises in respect of an adjustment that makes allowable to a member of Office Systems Group or a member of PBI Group, respectively, any Tax Benefit that would not, but for such adjustment, be allowable, then any payment by any member of PBI Group or any member of Office Systems Group, respectively, pursuant to this Section 5 shall be an amount equal to (A) the amount otherwise due but for this subsection (d), minus (B) the tax savings actually realized as a result of such Tax Benefit.

     6.  Subsidiaries.

     PBI agrees and acknowledges that PBI shall be responsible for the performance by each member of PBI Group of the obligations hereunder applicable to such member. Office Systems agrees and acknowledges that Office Systems shall be responsible for the performance by each member of Office Systems Group of the obligations hereunder applicable to such member.

     7.  Communication and Cooperation.

     (a) Consult and Cooperate. Office Systems and PBI shall consult and cooperate (and shall cause each member of Office Systems Group or PBI Group, respectively, to cooperate) fully at such time and to such extent as are reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

          (i) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information pertaining to tax matters (including Income Taxes and Non-Income Taxes) relating to PBI Group and Office Systems Group, any necessary explanations of information, and access to personnel, in each case until two years after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

          (ii) the execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action and

          (iii) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

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     (b)  Provide Information.  PBI and Office Systems shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

     (c) Tax Attribute Matters. PBI and Office Systems shall advise each other with respect to any proposed tax adjustments relating to a Pre-Distribution Tax Period, which are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and which may affect any tax liability or any tax attribute of PBI, Office Systems, PBI Group, Office Systems Group or any member of Office Systems Group or PBI Group (including, but not limited to, basis in an asset or the amount of earnings and profits). Except as otherwise provided herein, PBI shall in good faith determine the apportionment of tax attributes between PBI Group and Office Systems Group in accordance with applicable laws.

     8.  Audits and Contest.

     (a) PBI Control. Notwithstanding anything in this Agreement to the contrary, except to the extent provided in paragraphs (b) and (c) below, PBI shall have the right to control all matters relating to any tax Return or any Tax Proceeding with respect to any tax matters of PBI Consolidated Group or any member of PBI Consolidated Group, other than Non-Income Tax Returns relating to the Office Systems business and any Tax Proceedings related to them. PBI shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Income Tax matter described in the preceding sentence provided, however, that PBI shall keep Office Systems informed of all material developments and events relating to such matters to the extent they affect the Office Systems Tax Liability or may give rise to a claim for indemnity by PBI against Office Systems under Section 5(a) of this Agreement; and at its own cost and expense, Office Systems shall have the right to participate in (but not to control) the defense of any such tax claim. In cases where an audit adjustment or refund claim related to a Pre-Distribution Tax Period is reasonably likely to have the effect of increasing the tax liability of Office Systems in a Post Distribution Tax Period, PBI shall consult with Office Systems and to the extent practicable, avoid taking any action that is reasonably likely to have a material adverse effect on Tax Returns, Tax Assets or Tax liabilities of Office Systems Group for any Post-Distribution Tax Period.

     (b)  Office Systems Assumption of Control; Non-Section 355 Matters.  If
PBI determines that the resolution of any matter relating to a Tax Return or Tax Proceeding (other than a Tax Proceeding relating to the qualification of the Distribution under Section 355 of the Internal Revenue Code) is reasonably likely to have an adverse effect on Office Systems Group with respect to any Post-Distribution Tax Period, PBI shall permit Office Systems Group to elect to assume control over disposition of such matter at Office Systems' sole cost and expense provided, however, that if Office Systems so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and

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

(ii) indemnify PBI Group for any increase in a liability and any reduction of a Tax Asset of PBI Group arising from such matter.

     (c) Office Systems Assumption of Control; Section 355 Matters. In the event of a Tax Proceeding relating to the qualification of the Distribution under Section 355 of the Internal Revenue Code, PBI shall have the right to control the defense of the matter in all proceedings before the Internal Revenue Service, provided that PBI shall keep Office Systems fully informed of all material developments and shall permit Office Systems a reasonable opportunity
to participate in the defense of the matter.   If the issues relating to the
qualification of the Distribution under Section 355 of the Internal Revenue Code
(x) do not involve Section 355(e) of the Internal Revenue Code, (y) are not favorably resolved in proceedings before the Internal Revenue Service and (z) PBI has determined that Office Systems would be required to indemnify PBI as a result of the disqualification of the Distribution, PBI shall permit Office Systems Group to elect to assume control over final disposition of such matter pursuant to judicial proceedings at Office Systems' sole cost and expense provided, however, that if Office Systems so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify PBI Group for any increase in a liability and any reduction of a Tax Asset of PBI Group arising from such matter.

     (d) Office Systems Control. Office Systems shall have full control over all matters relating to any Tax Proceeding with respect to Returns of Office Systems Group relating to any Post-Distribution Tax Period.

     9.  Payments.

     (a) Timing, After-tax Amounts. All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment or, where no notice is required, 30 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at a rate equal to Prime for each day until paid. If, pursuant to a Final Determination, any amount paid by PBI or the members of PBI Group, or Office Systems or the members of Office Systems Group, as the case may be, pursuant to this Agreement results in any increased tax liability or reduction of any Tax Asset of Office Systems or any member of Office Systems Group, or PBI or any member of PBI Group, respectively, then PBI or Office Systems, as appropriate, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased tax liability or the reduction of such Tax Asset and shall pay to the other party, in addition to amounts otherwise owed, the After-Tax Amount.

     (b) Netting of Payments. If, on the day payment is due under this Agreement, each of Office Systems and PBI (each, a "Party") owes an amount to

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

the other Party pursuant to this Agreement and any other agreement between the Parties, including, without limitation, the Distribution Agreement and any Ancillary Agreement, as defined in the Distribution Agreement, the Parties shall satisfy their respective obligations to each other by netting the aggregate amounts due to one Party against the aggregate amounts due to the other Party, with the Party, if any, owning the greater aggregate amount paying the other Party the difference between the amounts owed. Such net payment shall be made pursuant to the provision of Section 9(a).

     10.  Injunction.

     The parties hereto agree that the payment of monetary compensation would not be an adequate remedy to a breach of the obligations contained in Section 4(b) hereof, and Office Systems consents to the issuance and entry of an injunction to prevent a breach of those obligations; provided, however, that the foregoing shall be without prejudice to and shall not constitute waiver of any other remedy either party may be entitled to at law or at equity hereunder.

     11.  U.K. Tax Separation Agreement.

     (a) Office Systems UK Returns. Notwithstanding anything in this Agreement to the contrary, Office Systems UK shall be solely responsible for (i) preparing and filing of all Returns for any taxes payable by it to any tax authorities in the United Kingdom for all Tax Periods, (ii) paying any taxes shown on such Returns, (iii) contesting, compromising or settling adjustment or deficiency proposed, asserted or assessed as a result of any audit of any such Return and
(iv) filing, prosecuting, compromising or settling any claim for refund with respect to taxes shown on such Returns.

     (b) Any matters related to taxes other than those described in Section 11(a) above shall be resolved in accordance with the provisions of the Agreement for the Sale and Purchase of the Office Systems Division of Pitney Bowes Limited between Pitney Bowes Limited and Office Systems UK.

     12.  Notices.

     Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

     If to PBI:

     Pitney Bowes Inc.
     One Elmcroft Road
     Stamford, CT 06926-0700

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

     Attn: Arlen F. Henock
     Vice President-Finance

     with copies to:
     Executive Director, Global Tax Planning & General Tax Counsel and Director of Tax Compliance and Audits

     If to Office Systems:

     Pitney Bowes Office Systems, Inc.
     100 Oakview Drive
     Trumbull, CT 06611
     Attn: Joseph Skrzypczak
     Chief Financial Officer

     with copies to:
     General Counsel
     and Vice President-Taxes

     13.  Costs and Expenses.

     (a) Reimbursement for Certain Services. PBI shall provide services in connection with this Agreement, including determination of Office Systems Tax Liability as described in Sections 2 and 3 and other services described in Services Agreement between Office Systems and PBI (the "Transition Services Agreement"). Payments for these services shall be made consistent with the invoice and payment procedures provided for in the Transition Services Agreement.

     (b) Others. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, "out-of-pocket" expenses shall include reasonable attorneys' fees, accountant fees and other related professional fees and disbursements.

     14.  Effectiveness; Termination and Survival.

     This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder with respect to a Pre-Distribution Tax Period shall survive until they are fully effectuated or performed. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     15.  Headings.

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

     The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

     16.  Entire Agreement; Amendments and Waivers; Severability.

     (a) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of PBI and Office Systems, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except as in writing, duly executed by all of the parties hereto.

     (c) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those determined to be so invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected by such determination, unless such a construction would be unreasonable.

     17.  Governing Law and Interpretation.

     This Agreement has been made in, and shall be construed and enforced in accordance with the laws of, the State of New York without giving effect to laws and principles relating to conflicts of law.

     18.  Dispute Resolution.

     The parties shall endeavor in good faith promptly to resolve any disagreement or dispute relating to this Agreement. If the parties are unable to resolve any disagreement or dispute relating to the matters referred to in paragraph (d)(ii) of Section 3 or in paragraphs (a), (b) or (c) of Section 4, or the related indemnities, of this Agreement within 20 days, such disagreement or dispute shall be resolved by PBI acting in good faith and so as to avoid a windfall to either party. Any such resolution shall be binding on the parties to this Agreement without further recourse.

     19.  Counterparts.

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

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     20.  Assignments; Third Party Beneficiaries.

     Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no other person shall be a third party beneficiary hereof.

     21.  Further Assurances.

     PBI and Office Systems shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

     22.  Authorization.

     Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

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

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.


                         PBI on its own behalf and on behalf of each member of PBI Group.



                         By:__________________________
                         Name:  Arlen F. Henock
                         Title: Vice President-Finance



                         Office Systems on its own behalf and on
                         behalf of each member of Office Systems
                         Group.



                         By:__________________________
                         Name:  Joseph D. Skrzypczak
                         Title: Chief Financial Officer

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